Filed pursuant to Rule 433

Registration No. 333-121067

May 17, 2006

LEHMAN BROTHERS HOLDINGS INC.

EXTENDIBLE NOTE TERM SHEET

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$500mm
Security Type:	Extendible Notes
Legal Format:	SEC Registered
Issue Price:	100%
Settlement Date:	May 24, 2006 (T+5)
Initial Maturity Date:	June 14, 2007
Maturity Extension Option:	On each Election Date, to the date occurring 366 calendar days from and including the 14th day of the next succeeding month
Election Date:	14th day of each month, from June 14, 2006 to May 14, 2010, inclusive
Final Maturity Date:	June 14, 2011
Interest Payment Dates:	14th day of each month, beginning on June 14, 2006
Interest Reset Dates:	May 24, 2006 for the initial interest period, and the 14th day of each month thereafter
Interest Determination Dates:	Two London banking days prior to the relevant Interest Reset Date
Coupon:	1-month LIBOR (Telerate Page 3750) + the Spread
Spread:	For Interest Reset Dates Occurring	Spread
	From and including May 24, 2006 to and including May 14, 2007	Minus 0.01%
	From and including June 14, 2007 to and including May 14, 2008	Plus 0.00%
	From and including June 14, 2008 to and including May 14, 2009	Plus 0.01%
	From and including June 14, 2009 to and including May 14, 2010	Plus 0.02%
	From and including June 14, 2010 to and including May 14, 2011	Plus 0.03%
Call Option:	The Issuer may call the note at 100 per cent on June 14, 2010
Denominations:	$1,000 or any larger whole multiple
Underwriters:	Lehman Brothers Inc. (98%) (bookrunner)
Co-Managers:	Mitsubishi UFJ Securities International PLC, Santander Investment (1% each)
Cusip	524908RS1

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.